                                                                                                                       (Exhibit 12)

                                     INTERNATIONAL PAPER COMPANY AND CONSOLIDATED SUBSIDIARIES
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (dollar amounts in millions)
                                                            (unaudited)

                                                                           For the Years Ended December 31,

                 TITLE                                  1989         1990         1991         1992         1993          1994
-----------------------------------------------     ----------    ---------    ---------   ----------   ----------    ----------
A)  Earnings before income taxes, extraordinary
     item and accounting changes                    $  1,404.7   $    945.9   $    637.9   $    206.1   $    500.0    $    664.0

B)  Add: Fixed charges excluding
     capitalized interest                                250.4        336.2        380.3        325.3        365.3         412.3

C)  Add: Amortization of previously
     capitalized interest                                  8.4          8.6          9.9          9.9         12.2          12.8

D)  Less: Equity in undistributed
     earnings of affiliates                               (6.7)        (9.4)       (10.8)       (19.1)       (25.9)        (49.1)
                                                     ---------    ---------    ---------    ---------    ---------     ---------
E)  EARNINGS BEFORE INCOME TAXES,
     EXTRAORDINARY ITEM, ACCOUNTING
     CHANGES AND FIXED CHARGES                      $  1,656.8   $  1,281.3   $  1,017.3   $    522.2   $    851.6    $  1,040.0
                                                     =========    =========    =========    =========    =========     =========

    FIXED CHARGES

F)  Interest and amortization of
       debt expense                                 $    228.7   $    309.5   $    351.1   $    297.1   $    334.5    $    371.0

G)  Interest factor attributable
      to rentals                                          21.7         26.7         29.2         28.2         30.8          41.3

H)  Capitalized interest                                  10.9         26.3         36.4         42.0         12.2          18.0
                                                     ---------    ---------    ---------    ---------    ---------     ---------
I)  TOTAL FIXED CHARGES                             $    261.3   $    362.5   $    416.7   $    367.3   $    377.5    $    430.3
                                                     =========    =========    =========    =========    =========     =========

J)  RATIO OF EARNINGS TO FIXED CHARGES                    6.34         3.53         2.44         1.42         2.26          2.42
                                                     =========    =========    =========    =========    =========     =========